Exhibit 10.4

WAIVER AND AMENDMENT

THIS WAIVER (this “Waiver”) is entered into by and between Netlist, Inc., a Delaware corporation (the “Company”), and the purchaser signatory hereto (the “Purchaser”). Reference is hereby made to the certain Securities Purchase Agreement, dated as of October 11, 2024 (the “October 2024 Purchase Agreement”) and the certain Securities Purchase Agreement, dated as of June 24, 2025 (the “June 2025 Purchase Agreement” and, together with the October 2024 Purchase Agreement, the “Purchase Agreements”). Capitalized terms used herein that are not otherwise defined shall have the meaning ascribed thereto in the Purchase Agreements.

WHEREAS, pursuant to Section 4.11(b) of the Purchase Agreements, the Company is prohibited from entering into a Variable Rate Transaction (the “VRT Prohibition”).

WHEREAS, the Company intends to offer and sell securities of the Company for gross proceeds of approximately $10 million (the “Offering”), wherein the Company will enter into a securities purchase agreement with certain purchasers (the “October 2025 Purchase Agreement”) and issue to such purchasers Common Stock purchase warrants, which may deem the Offering a Variable Rate Transaction;

WHEREAS, pursuant to Section 5.5 of the Purchase Agreements, the VRT Prohibition may be waived upon written consent of the Company and purchasers to each such Purchase Agreement who purchased at least 50.1% in interest of the Shares and Pre-Funded Warrants based on the initial Subscription Amounts thereunder (the “Required Purchasers”);

WHEREAS, pursuant to Section 4.16 of the October 2024 Purchase Agreement, each Purchaser who is a party to the October 2024 Purchase Agreement is entitled to certain participation rights, including certain rights of advance notice, in connection with the Offering (such rights, the “Participation Rights”);

WHEREAS, the Company desires the Purchaser waive the VRT Prohibition and the Participation Rights, including any rights of notice in connection therewith, solely with respect to the Offering (the “Waiver”);

WHEREAS, pursuant to the June 2025 Purchase Agreement, the Company issued to the Purchaser a Common Stock purchase warrant (the “June 2025 Warrant”). The Company desires to amend the June 2025 Warrant in order to amend Section 3(e)(iv) of the June 2025 Warrant and to reduce the exercise price of the June 2025 Warrant as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.            Solely with respect to the Offering, the Purchaser hereby grants to the Company the Waiver.

2.            The Company and the Purchaser hereby agree to amend the June 2025 Warrant in order to amend and restate Section 3(e)(iv) effective immediately prior to the execution of the definitive agreement for the Offering as set forth below:

“(iv) Calculation of Consideration Received. If any Option and/or Convertible Security and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (as determined by the Holder, the “Primary Security”, and such Option and/or Convertible Security and/or Adjustment Right, the “Secondary Securities”, and the Secondary Securities together with the Primary Security, each a “Unit”), together comprising one integrated transaction, the aggregate consideration per share of Common Stock with respect to such Primary Security shall be deemed to be the lowest of (x) the purchase price of such Unit, (y) if such Primary Security is an Option and/or Convertible Security, the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise or conversion of the Primary Security in accordance with Section 3(e)(i) or 3(e)(ii) above and (z) the lowest VWAP of the shares of Common Stock on any Trading Day during the period commencing on the date of the public announcement of such Dilutive Issuance through, and including, the fourth (4th) Trading Day immediately following the closing of such Dilutive Issuance (the “Adjustment Period”) (for the avoidance of doubt, if this Warrant is exercised on any given Exercise Date during any such Adjustment Period, solely with respect to such portion of this Warrant exercised on such applicable Exercise Date, such applicable Adjustment Period shall be deemed to have ended on, and included, the Trading Day immediately prior to such Exercise Date). If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the lowest VWAP on any Trading Day during the five (5) Trading Days immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company. For purposes of hereof, “Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with this Section 3(e)) of Common Stock (other than rights of the type described in Section 3(a), Section 3(b) and Section 3(c) hereof) that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).”

3.            As partial consideration for entering into this Waiver, the Company irrevocably agrees, to amend the June 2025 Warrant in order to reduce the Exercise Price (as defined in the June 2025 Warrant) to equal the lesser of (a) $0.60 and (b) the lowest VWAP of the shares of Common Stock on any Trading Day during the period commencing on the date hereof and including, the fourth (4th) Trading Day immediately following the closing date of the Offering (subject to adjust pursuant to the June 2025 Warrant) effective as of the closing of the Offering. For the purposes of clarity, the Purchaser further acknowledges and agrees that the adjustment to the exercise price of the June 2025 Warrants effective on the closing date of the Offering pursuant to this paragraph 3 shall be the only adjustment to the exercise price of the June 2025 Warrants in connection with the issuance of the securities in the Offering on the closing date of the Offering.

4.            Except for the rights expressly waived or modified herein, the Purchase Agreements and June 2025 Warrant shall remain in full force and effect.

5.            From and after the public announcement of the Offering pursuant to Section 4.4 of the October 2025 Purchase Agreement, the Purchaser shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees, Affiliates or agents. To the extent that the Company, any of its Subsidiaries, or any of their respective officers, directors, agents, employees or Affiliates delivers any material, non-public information to the Purchaser without the Purchaser’s consent, the Company hereby covenants and agrees that the Purchaser shall not have any duty of confidentiality to the Company, any of its Subsidiaries, or any of their respective officers, directors, employees, Affiliates or agents, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, Affiliates or agents, not to trade on the basis of, such material, non-public information, provided that the Purchaser shall remain subject to applicable law. The Company understands and confirms that the Purchaser will rely on the foregoing representations in effecting transactions in securities of the Company from and after the date hereof.

6.            The Purchaser hereby represents and warrants to the Company, severally, but not jointly, and the Company hereby represents and warrants to the Purchaser, that (i) it has the full right, power and authority to enter into this Waiver and to perform its obligations hereunder and under the June 2025 Warrant, as amended by this Waiver, and (ii) the execution of this Waiver by the individual whose signature is set forth at the end of this Waiver on behalf of such party, and the delivery of this Waiver by such party, have been duly authorized by all necessary action on the part of such party; and (iii) this Waiver has been executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

7.            The Company acknowledges and agrees that the obligations of the Purchaser under this Waiver are several and not joint with the obligations of any other purchaser or purchasers signatory to the Purchase Agreements (each, an “Other Purchaser”) under any other waiver agreement required in connection the Waiver (“Other Waiver Agreements”), and the Purchaser shall not be responsible in any way for the performance of the obligations of any Other Purchaser or under any such Other Waiver Agreement. Nothing contained in this letter agreement, and no action taken by the Purchaser pursuant hereto, shall be deemed to constitute the Purchaser and the Other Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchaser and the Other Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement and the Company acknowledges that the Purchaser and the Other Purchasers are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Waiver or any Other Waiver Agreement. The Company and the Purchaser confirm that the Purchaser has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this letter agreement, and it shall not be necessary for any Other Purchaser to be joined as an additional party in any proceeding for such purpose.

8.            This Waiver constitutes a valid and legally binding agreement of each party hereto enforceable against each party hereto in accordance with its terms. This Waiver sets forth the entire understanding of the undersigned with respect to the subject matter hereof.

9.            This Waiver may be executed in any number of counterparts, each of which shall constitute one agreement binding on all the parties.

10.          This Waiver shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, exclusive of its choice of laws and conflicts of laws rules.

11.          This Waiver shall terminate and cease to be effective if the Company has not obtained executed Other Waiver Agreements or October 2025 Purchase Agreements by Other Purchasers, who with the Purchaser, represents the Required Purchasers on or before October 6, 2025. For the avoidance of doubt, in the event that this Waiver shall terminate, the adjustment to the Exercise Price shall not be granted to the Purchaser.

(Signature Pages Follow)

IN WITNESS WHEREOF, the undersigned hereby executes this Waiver as of October 6, 2025.

COMPANY:

NETLIST INC.

By:
Name:
Title:

[Signature Page to NLST Waiver]

IN WITNESS WHEREOF, the undersigned hereby execute this Waiver as of October 6, 2025.

PURCHASER:

By:
Name:
Title:

[Signature Page to NLST Waiver]